Exhibit (c)(ii)
DRAFT Regarding Fairness of the Put Price of Class A Shares Presentation to the Board of Directors of Dreyer's Grand Ice Cream Holdings, Inc. November 3, 2005 CONFIDENTIAL

Table of Contents Presentation to the Board of Directors of Dreyer's Grand Ice Cream Holdings, Inc. Regarding Fairness of the Put Price for Class A Shares 1. Transaction Summary 2. Summary of Key Terms of Dreyer's Class A Callable Puttable Common Stock and the Dreyer's/Nestle Transaction 3. Dreyer's Valuation Appendix

Transaction Summary

1 Transaction Summary ____________________ (1) Implied Offer Value based on diluted shares outstanding calculated using the treasury stock method based on 0.529 million Class A options outstanding at a $25.82 weighted-average exercise price. (2) Source: Per Dreyer's management as of September 30, 2005. (3) The Governance Agreement was entered into at the time of the closing of the Dreyer's/Nestle transaction among Dreyer's, Nestle Holdings and Nestle S.A.

2 Transaction Summary ($ in Millions, Except per Share Data) Historical and Forward Trading Multiples Implied Offer and Transaction Value ____________________ (1) As of September 30, 2005, assumes 31,221,672 Class A Shares outstanding and 528,825 Class A unexercised options with a weighted average strike price of $25.82. (2) Includes 64,564,315 Class B shares. (3) Source: Dreyer's 10-Q dated June 25, 2005. (4) Source: FY2005E and FY2006E per Dreyer's management. LTM from Dreyer's 10-K dated December 25, 2004 and Dreyer's 10-Q dated June 25, 2005. (5) Excludes stock option compensation expense for FY2005 and FY2006 of $13,207,000 and $3,254,000; respectively. (6) Excludes accretion of the Class A Shares of $268,825,000 in 2005 and $279,009,000 for the last twelve months ending June 30, 2005.

Summary of Key Terms of Dreyer's Class A Callable Puttable Common Stock and the Dreyer's/Nestle Transaction

3 Summary of Key Terms of Dreyer's/Nestle Transaction Overview Dreyer's Immediately Prior to Dreyer's/Nestle Transaction Immediately Following Dreyer's/Nestle Transaction NICC Non-Nestle Stockholders Nestle S.A. 77% 23% 100% Dreyer's/NICC Non-Nestle Stockholders Class A Callable Puttable Common Stock Nestle Class B Common Stock 33% 67%

4 Summary of Key Terms of Class A Callable Puttable Common Stock Overview ____________________ (1) Source: Dreyer's 10-K dated December 25, 2004 and Dreyer's 10-Q dated June 25, 2005.

5 Summary of Key Terms of Dreyer's/Nestle Transaction Dreyer's Class A Share Price Performance Last Five Years (1) ____________________ (1) As of October 28, 2005. (2) Prior to the closing on June 26, 2003, Dreyer's traded as DGIC Common Stock not as Dreyer's Class A Shares.

Dreyer's Valuation

6 Dreyer's Valuation Discussion of Dreyer's/Nestle Integration Plan Since the closing of the Dreyer's/Nestle Transaction, Dreyer's has implemented an integration plan (the "Integration Plan") in an effort to optimize all aspects of the combined companies business platforms Although much of the Integration Plan activities were completed within the first year following the closing of the Dreyer's/Nestle Transaction, others, such as the realization of manufacturing and logistical savings, will not be fully realized until 2006 and beyond As a result of the Integration Plan, Dreyer's has incurred and expects to continue to incur substantial expenses and capital expenditures Operating Integration (1) Consolidation of the functions of the DGIC and NICC headquarters into a single unit Transfer of selling accountability from the previous NICC system to DGIC's system, and divestiture of the NICC route structure and its supporting personnel and assets to a third party Transfer of certain distribution operations of NICC from various third-party distribution methods to Dreyer's own route system Elimination of redundant third-party service agreements and procurement arrangements Facility Integration (1) Realization of freight, warehousing, and manufacturing savings by reallocation of production to more efficient geographical locations, closing of DGIC's Union City, California manufacturing facility, and transfer of warehousing from third-parties to Dreyer's-owned warehouses in some areas From 2003 through the first half of 2005, Dreyer's spent approximately $330 million for capital expenditures (2) Dreyer's plans to make additional capital expenditures of approximately $179 million during the remainder of 2005 (3) ____________________ (1) Source: Dreyer's 10-K dated December 25, 2004. (2) Includes $114.6 million, $182.5 million and $32.7 million in the first half of 2005, full year 2004 and full year 2003 respectively. (3) Source: Dreyer's 10-Q dated June 25, 2005.

7 Dreyer's Valuation Accounting Considerations and Matters Effecting Profitability Accretion of Class A Shares The Class A Shares are being accreted from the closing of the Dreyer's/Nestle Transaction at the Announcement Date Average Closing Price (1) to the Put Price of $83.00 per Class A Share, calculated using the effective interest rate method Accretion for FY2003, FY2004 and FY2005E is: $116,045,000, $260,475,00 and $268,825,000; respectively (1) Stock Option Compensation Expense In connection with the Dreyer's/Nestle Transaction, certain employees entered into three-year employment agreements in exchange for their waiver of the accelerated vesting of their unvested options. This unearned compensation is being expensed in Selling, General and Administrative expenses throughout the term of the three-year employment agreements as service is performed and as the unvested options vest Stock option compensation expense for FY2003, FY2004, FY2005E and FY2006E is: $18,148,000, $16,788,000, $13,207,000 and $3,254,000; respectively For valuation purposes, Merrill Lynch has excluded the impact of the Accretion of the Class A Shares and Stock Option Compensation Expense from Dreyer's projected financial results ____________________ Source: Dreyer's 10-K dated December 25, 2004 and per Dreyer's management. (1) Announcement Date Average Closing Price of $57.99 is the average of the closing market prices of Dreyer's common stock the five business days beginning with the two business days prior to the announcement date (June 17, 2002), and ending with the two business days following the announcement date.

8 Dreyer's Valuation Historical Financial Performance ($ in millions, except per share data) ____________________ Source: Dreyer's 10-K dated December 25, 2004 and 10-Q dated June 25, 2005. (1) Excludes $3.575 million of expense related to penalties incurred for terminating a co-pack arrangement. (2) Excludes $14.538 million of expense related to penalties incurred for terminating a co-pack arrangement and $16.788 million related to stock option compensation expense. (3) Excludes severance and retention expense of $0.752 million and reversal of accrued divestiture expense of $0.216 million. (4) Excludes $8.532 million related to stock option compensation expense. (5) Excludes severance and retention expense of $3.230 million. (6) Excludes $6.449 million related to stock option compensation expense. (7) Excludes severance and retention benefit of $0.224 million. (8) Excludes accretion of Class A Shares.

9 Dreyer's Valuation Projected Financial Performance (1) ($ in millions, except per share data) ____________________ (1) Source: Per Dreyer's management. (2) Excludes stock option compensation expense for FY2005 and FY2006 of $13,207,000 and $3,254,000; respectively. (3) Excludes accretion of Class A Shares of $268,825,000 in 2005.

10 Dreyer's Valuation Net Operating Losses Dreyer's management forecasts that Dreyer's will have net operating losses ("NOL's") totaling $618.3 million as of December 31, 2005 NOL's can, subject to certain exceptions, be carried forward for 20 years to the extent taxable income will be generated No valuation allowance for these assets has been recorded because Dreyer's management believes that it is more likely than not that these carryforwards will be used in future years to offset taxable income Merrill Lynch has conducted a valuation of Dreyer's NOL's based on projections provided by Dreyer's management and assuming that the NOL's are usable over the 11 year period Present Value Per Share of NOL's (1) Present Value of NOL's ____________________ (1) Assumes 31,221,672 Class A Shares outstanding, 64,564,315 Class B Shares outstanding and 528,825 Class A options outstanding.

11 Dreyer's Valuation Summary Valuation of Dreyer's Equity Value Per Share Assumes 96,314,812 Million Shares (1) 2010E EBITDA Multiple of 12.0x-16.0x Discount Rate: 8.0%-9.0% 5.5%-6.5% Perpetuity Growth Rate on 2010E Free Cash Flow of $67.0 Discount Rate: 8.0%-9.0% 10.0x-16.0x 2010E EBITDA of $251.8 Discounted at 9.5% Cost of Equity 20.0x-30.0x CY 2010E EPS of $0.55 Discounted at 9.5% Cost of Equity Discounted Cash Flow Analysis (2) Public Market Valuation (2) Comparable Acquisition Valuation (2) 22.0x-25.0x (3) 2010E EBITDA of $251.8 Discounted at 9.5% Cost of Equity 13.0x-17.0x 2010E EBITDA of $251.8 Discounted at 9.5% Cost of Equity 17.0x-25.0x 2010E EBIT of $131.8 Discounted at 9.5% Cost of Equity ____________________ Note: All per share prices are rounded to the nearest $0.05. (1) Assumes 31,221,672 Class A Shares outstanding, 64,564,315 Class B Shares outstanding and 528,825 Class A options outstanding. (2) Discounted to December 31, 2005. (3) Implied Transaction Value/2002E EBITDA based on $83.00 put price and discount rate of 4.0% to 8.0% as of June 16, 2002, the date of the Dreyer's/Nestle transaction. (4) Includes valuation of Net Operating Losses. Valuation includes $1.65 per share from NOL's assuming Pre-Tax Income growth of 10.0% discounted at WACC of 8.5%. Implied Dreyer's/ Nestle Transaction Valuation (2) $22.55 (4) $14.45 (4) $27.65 (4) $7.70 (4)

12 Dreyer's Valuation Discounted Cash Flow Summary (1)(2)(3) Perpetuity Growth Method (Excluding NOL's) EBITDA Multiple Method (Excluding NOL's) ____________________ (1) Assumes 31,221,672 Class A Shares outstanding, 64,564,315 Class B Shares outstanding and 528,825 Class A options outstanding. (2) Per Dreyer's management. (3) Discounted to December 31, 2005. Terminal year of 2010. (4) Includes valuation of Net Operating Losses. Valuation includes $1.63 value from NOL's assuming Pre-Tax Income growth of 10.0% discounted at WACC of 8.5%. Perpetuity Growth Method (Including NOL's) (4) EBITDA Multiple Method (Including NOL's) (4)

13 Dreyer's Valuation Comparable Public Company Analysis(1)(2) CY 2006 P/E EV/2006E CY EBITDA CY 2005 P/E EV/2005E CY EBITDA Mean = 20.3x Mean = 18.3x Mean = 12.0x Mean = 10.9x ____________________ Note: WWY - Wrigley, MKC - McCormick, HAIN - Hain Celestial, NES - Nestle, HSY - Hershey, DA - Groupe Danone, UL - Unilever, DF - Dean Foods. (1) As of October 28, 2005. (2) Sources: Wall Street research and First Call.

14 Dreyer's Valuation Selected Comparable Transactions Transaction Value/LTM EBITDA Mean = 14.1x Transaction Value/LTM EBIT Mean = 19.2x ____________________ (1) Based on Nestle management presentation August 6, 2002. After tax benefit of $600 million resulting in an adjusted transaction value of $2,000 million.

Appendix

15 Appendix Analysis of Weighted Average Cost of Capital ("WACC") ____________________ (1) Risk premium represents historical spread between the 10-Year (imputed between 5 and 20 years) and the S&P 500. Source: Ibbottson Associates. (2) 60 month adjusted Beta. Source: Bloomberg. (3) Book Value of Net Debt to Market Value of Equity. (4) Unlevered Beta = (Levered Beta/(1 + ((1 - Tax Rate) * Debt/Equity)). Assumes Beta of debt equals zero. (5) Unlevered Return = (Estimated Future Risk Free Rate + (Unlevered Beta * Risk Premium)). (6) Levered Cost of Equity = (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium)).

16 Disclaimers Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients. This proposal is confidential, for your private use only, and may not be shared with others (other than as specified in our engagement letter) without Merrill Lynch's written permission, except that you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the proposal and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. For purposes of the preceding sentence, tax refers to U.S. federal and state tax. This proposal is for discussion purposes only. Merrill Lynch is not an expert on, and does not render opinions regarding, legal, accounting, regulatory or tax matters. You should consult with your advisors concerning these matters before undertaking the proposed transaction.